Exhibit 99.1

NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
Shannon.Lapierre@thehartford.com	Richard.Costello@thehartford.com
The Hartford Completes Investment Agreement for Participation in the Treasury’s Capital Purchase Program
Company receives $3.4 billion to further fortify its capital resources
HARTFORD, Conn., June 26, 2009 — The Hartford Financial Services Group, Inc. (NYSE: HIG) announced today that it has closed on a definitive investment agreement for its participation in the United States Department of Treasury’s Capital Purchase Program (CPP) in the amount of $3.4 billion in perpetual preferred stock of the company.
“This investment further enhances our financial flexibility and our capacity to weather significant deterioration in the equity and debt markets, as well as the general economy,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “We have recently taken a number of critical steps to set the company on a strategic course to build value for our partners, shareholders, employees and distributors. We are pleased that rating agencies and others have responded positively to these actions and the added financial flexibility provided by the CPP investment.”
Under the agreement, Treasury’s investment in the company is in the form of non-voting senior preferred shares with a cumulative annual dividend of 5 percent for the first five years and 9 percent thereafter. Treasury also received warrants to purchase common stock equal to 15% of the preferred investment, or $510 million. The exercise price of the warrants is $9.79 per share, equal to the average closing price of The Hartford’s common stock in the 20 trading days preceding the date of Treasury’s preliminary approval of The Hartford’s participation in the CPP.
“We believe that holding additional capital to protect The Hartford’s franchise is ultimately in the interests of our shareholders, customers and other stakeholders,” said Lizabeth Zlatkus, chief financial officer of The Hartford. “Until such time as the markets, as well as the broader economy, are on more stable footing, we believe this is the prudent course for The Hartford. In addition, our previously announced $750 million discretionary equity issuance program remains in place. As stated earlier, the program is purely discretionary and, as such, we will issue shares only as we deem appropriate. Over time, we intend to continue to opportunistically raise equity capital through the program to reduce leverage and begin to restructure our balance sheet consistent with our longer-term objectives. In line with these objectives and in light of recent conditions in the capital markets, we have chosen to limit sales under the program, issuing about 1.2 million shares to date.”

2 — The Hartford Completes Investment Agreement for Participation in the Treasury’s Capital Purchase Program
About The Continuous Equity Offering
Sales of common stock under the discretionary issuance program will be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at prevailing market, or negotiated, prices at the time of such sales.
The Hartford has an existing automatic shelf registration statement (including a base prospectus) on file with the Securities and Exchange Commission, and has filed a prospectus supplement related to the equity issuance plan described above. Prospective investors should read the registration statement (including the base prospectus), the prospectus supplement and other documents The Hartford has filed with the SEC for more complete information about The Hartford and the offering before investing. Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the sales agent will arrange to send investors the base prospectus and prospectus supplement if requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com.
About The Hartford
Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.
HIG-F
Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. In particular, the amount and terms of future sales under the equity issuance plan described above, if any, are not yet known. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2008 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.